EXHIBIT 99.1

MEDIA CONTACT	Kevin Bagby
TELEPHONE	(800) 458-2235

FOR IMMEDIATE RELEASE May 1, 2007

FreightCar America, Inc. reports quarterly net income per diluted share of $1.80 on sales of $322.5 million.

Chicago, IL, May 1, 2007 – FreightCar America, Inc. (NASDAQ: RAIL) today reported financial results for the three months ended March 31, 2007. For the first quarter of 2007, sales were $322.5 million and net income was $23.0 million, or $1.80 per diluted share. For the first quarter of 2006, the Company had sales of $292.8 million and net income of $21.4 million, or $1.67 per diluted share.

The Company’s financial performance reflects increased sales volume of railcar types other than coal-carrying railcars. For the first quarter of 2007, 22% of sales were for non-coal-carrying railcars, compared to sales in the first quarter of 2006, which did not include any non-coal-carrying railcars. EBITDA was $34.7 million in the first quarter of 2007, compared with EBITDA of $34.9 million in the first quarter of 2006. EBITDA is a non-GAAP financial measure. A reconciliation of the Company’s net income to EBITDA and information on the use of EBITDA as a non-GAAP financial measure is set forth in the supplemental disclosure attached to this press release.

“Profitability remained strong as we diversified our production mix to include more non-coal-carrying railcar types. Once again this quarter, we benefited from optimizing the production mix at low cost facilities. We will continue to focus on cost controls to drive profitability,” said Chris Ragot, President and CEO.

“Orders for new railcars totaled 768 units in the first quarter of 2007, compared with 2,199 units ordered in the fourth quarter of 2006 and 1,031 units ordered in the first quarter of 2006. The backlog of unfilled orders was 6,006 units at March 31, 2007, compared with 9,315 units at December 31, 2006 and 17,794 units at March 31, 2006.”

“During this time, our cost reduction activities have significantly increased, including our ongoing evaluation of manufacturing capacities. Our strategic initiative to enhance revenue growth through development of other railcar types is on schedule and we continue to explore other opportunities to enhance shareholder value.”

During the first quarter of 2007, the Company repurchased 476,599 shares of common stock under its share repurchase program for an aggregate of $23.5 million.

The Company will host a conference call on Tuesday, May 1, 2007 at 11:00 a.m. (Eastern Daylight Time) to discuss the Company’s first quarter financial results. To participate in the conference call, please dial (800) 230-1085. Interested parties are asked to dial in approximately 10 to 15 minutes prior to the start time of the call.

An audio replay of the conference call will be available beginning at 2:30 p.m. (Eastern Daylight Time) on May 1, 2007 until 11:59 p.m. (Eastern Daylight Time) on May 7, 2007. To access the replay, please dial (800) 475-6701. The replay pass code is 870826. An audio replay of the call will be available on the Company’s website within two days following the earnings call.

FreightCar America, Inc. manufactures railroad freight cars, with particular expertise in coal-carrying railcars. In addition to coal cars, FreightCar America designs and builds bulk commodity cars, flat cars, mill gondola cars, intermodal cars, coil steel cars and motor vehicle carriers. It is headquartered in Chicago, Illinois and has manufacturing facilities in Danville, Illinois, Roanoke, Virginia and Johnstown, Pennsylvania. More information about FreightCar America is available on its website at www.freightcaramerica.com.

This press release may contain statements relating to our expected financial performance and/or future business prospects, events and plans that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. These potential risks and uncertainties include, among other things: the cyclical nature of our business; adverse economic and market conditions; fluctuating costs of raw materials, including steel and aluminum, and delays in the delivery of raw materials; our ability to maintain relationships with our suppliers of railcar components; our reliance upon a small number of customers that represent a large percentage of our sales; the variable purchase patterns of our customers and the timing of completion, delivery and acceptance of customer orders; the highly competitive nature of our industry; the risk of lack of acceptance of our new railcar offerings by our customers; and the additional risk factors described in our filings with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise. More information about FreightCar America is available on its website at www.freightcaramerica.com.

FreightCar America, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31, 2007	December 31, 2006

	(In thousands)
Assets
Current assets
Cash and cash equivalents	$184,455	$212,026
Accounts receivable, net	67,675	11,369
Inventories	79,281	106,643
Deferred income taxes and other current assets	14,831	13,507

Total current assets	346,242	343,545

Property, plant and equipment, net	27,148	25,905
Goodwill and intangible assets, net	27,046	27,194
Deferred income taxes and other assets	23,805	23,337

Total assets	$424,241	$419,981

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$103,121	$103,038
Income taxes payable	16,630	9,816
Accrued warranty	12,798	12,051
Other current liabilities	27,934	32,083

Total current liabilities	160,483	156,988

Accrued postretirement benefits, less current portion	50,283	49,455
Other long-term liabilities	12,049	9,669

Total liabilities	222,815	216,112

Commitments and contingencies

Stockholders’ equity
Preferred stock	—	—
Common stock	127	127
Additional paid in capital	100,649	99,981
Treasury stock, at cost	(23,457)	—
Accumulated other comprehensive loss	(26,680)	(26,774)
Retained earnings	150,787	130,535

Total stockholders’ equity	201,426	203,869

Total liabilities and stockholders’ equity	$424,241	$419,981

FreightCar America, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended March 31,
	2007	2006
	(In thousands, except share and per share data)
Sales	$322,451	$292,793
Cost of sales	278,318	251,659

Gross profit	44,133	41,134

Selling, general and administrative expense (including non-cash stock-based compensation expense of $668 and $689, respectively)	10,286	8,296

Operating income	33,847	32,838

Interest income	(2,409)	(702)
Interest expense	106	83
Amortization of deferred financing costs	77	76

Income before income taxes	36,073	33,381
Income tax provision	13,121	12,008

Net income	$22,952	$21,373

Net income per common share – basic	$1.82	$1.71

Net income per common share – diluted	$1.80	$1.67

Weighted average common shares outstanding - basic	12,597,791	12,534,188

Weighted average common shares outstanding - diluted	12,744,575	12,772,000

Dividends declared per common share	$0.06	$0.03

FreightCar America, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31,
	2007	2006
	(In thousands)
Cash flows from operating activities
Net income	$22,952	$21,373
Adjustments to reconcile net income to net cash flows (used in) provided by operating activities:
Depreciation and amortization	868	2,051
Other non-cash items	635	81
Stock-based compensation expense	668	689
Changes in operating assets and liabilities:
Accounts receivable	(56,306)	(11,024)
Inventories	27,362	(28,837)
Accounts payable	741	31,182
Income tax payable	7,005	7,608
Other accrued liabilities and current assets	(4,638)	(674)

Net cash flows (used in) provided by operating activities	(713)	22,449

Cash flows from investing activities
Purchases of property, plant and equipment	(2,621)	(1,268)

Net cash flows used in investing activities	(2,621)	(1,268)

Cash flows from financing activities
Payments on long-term debt	(16)	(18)
Stock repurchases	(23,457)	—
Cash dividends paid to stockholders	(764)	(378)

Net cash flows used in financing activities	(24,237)	(396)

Net (decrease) increase in cash and cash equivalents	(27,571)	20,785
Cash and cash equivalents at beginning of period	212,026	61,737

Cash and cash equivalents at end of period	$184,455	$82,522

FreightCar America, Inc.

Supplemental Disclosure

Reconciliation of net income to EBITDA(1)

(Unaudited)

	Three Months Ended March 31,
	2007	2006
	(In thousands)
Net income	$22,952	$21,373
Income tax provision	13,121	12,008
Interest income	(2,409)	(702)
Interest expense	106	83
Amortization of deferred financing costs	77	76
Amortization of intangible assets	148	148
Depreciation	720	1,903

EBITDA	34,715	34,889

(1)

EBITDA represents net income before income tax expense, interest income, interest expense, amortization and depreciation of property and equipment. We believe EBITDA is useful to investors in evaluating our operating performance compared to that of other companies in our industry. In addition, our management uses EBITDA to evaluate our operating performance. The calculation of EBITDA eliminates the effects of financing, income taxes and the accounting effects of capital spending. These items may vary for different companies for reasons unrelated to the overall operating performance of a company’s business. EBITDA is not a financial measure presented in accordance with U.S. GAAP. Accordingly, when analyzing our operating performance, investors should not consider EBITDA in isolation or as a substitute for net income, cash flows from operating activities or other statements of operations or statements of cash flow data prepared in accordance with U.S. GAAP. Our calculation of EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies.